NEWS RELEASE

Exhibit 99.1

For information, contact:

Media -- Susan Moore (713) 309-4645

Investors -- Doug Pike (713) 309-7141

Millennium Announces Cash Tender Offer

For Its 7.00% Senior Notes Due 2006

HOUSTON, August 29, 2005 -- Millennium America Inc. today announced that it has commenced a cash tender offer (the "Offer") for up to $350 million principal amount of its 7.00% Senior Notes due 2006. The Offer is being made pursuant to an Offer to Purchase, dated August 29, 2005 (the "Offer to Purchase"), which more fully sets forth the terms and conditions of the Offer.

To receive the applicable total consideration, holders must validly tender and not withdraw their notes by 5 p.m. EDT on Monday, September 12, 2005 (the "Early Tender Date"). Holders who tender notes after the Early Tender Date will receive the applicable total consideration minus the $30 per $1,000 principal amount early tender payment.

The total consideration per $1,000 principal amount of notes validly tendered and not withdrawn prior to the Early Tender Date will consist of an amount equal to the present value on the settlement date (as defined in the Offer to Purchase) of $1,000 and the amount of interest that would accrue from the settlement date to, but not including, the maturity date of November 15, 2006, determined based on a fixed spread of 75 basis points over the yield on the price determination date (as described below) of the 3-1/2% U.S. Treasury Note due November 15, 2006. In addition, accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted notes.

The Offer will expire at midnight EDT on Monday, September 26, 2005, unless extended or earlier terminated by Millennium. Tendered notes may not be withdrawn after 5 p.m. EDT on Monday, September 12, 2005, unless the Offer is extended by Millennium.

The settlement date is expected to occur promptly after the expiration date. The price determination date will be Tuesday, September 13, 2005 unless extended by Millennium. In the event that the Offer is oversubscribed, tenders of notes will be prorated based on the aggregate principal amount of notes tendered in the Offer and the total principal amount of notes outstanding.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase dated August 29, 2005, which is being sent to holders of notes. Holders are urged to read the tender offer documents carefully.

Banc of America Securities is the exclusive dealer manager for the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (U.S. toll-free) and 704-388-4813 (collect). Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., at 800-758-5378 (U.S. toll-free) and 212-269-5550 (collect).

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to purchase securities. Millennium is making the Offer only by, and pursuant to the terms of, the Offer to Purchase.

Millennium America Inc. is a wholly owned subsidiary of Millennium Chemicals Inc., a major international producer of chemicals including titanium dioxide (TiO2). Millennium Chemicals Inc. is a wholly owned subsidiary of Lyondell Chemical Company (NYSE:LYO).

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Source: Millennium Chemicals Inc.